UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2024

Bellicum Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36783	20-1450200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3730 Kirby Drive, Ste. 1200, Houston, TX 77098

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 281-454-3424

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation and Appointment of Directors

On February 23, 2024, in furtherance of the liquidation and dissolution of Bellicum Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in accordance with Section 275 of the Delaware General Corporation Law (the “Dissolution”) and the Plan of Dissolution (“Plan of Dissolution”) approved by the Company’s board of directors (the “Board”) on November 9, 2023 and the Company’s stockholders on February 20, 2024, each of the Company’s directors listed below submitted their resignation from the Board and the committees thereof opposite their name below, effective as of February 23, 2024.

•	Mr. James M. Daly (Compensation Committee, Nominating Committee and Finance Committee)
•	Stephen R. Davis (Audit Committee)
•	Jon P. Stonehouse (Audit Committee and Compensation Committee)
•	Judith Klimovsky M.D. (Nominating Committee, Science Committee and Finance Committee)
•	Reid M. Huber, Ph.D. (Audit Committee, Nominating Committee, Science Committee and Finance Committee)

None of the resignations were related to any disagreement with the Company over any of its operations, policies or practices.

Mr. Fair will remain as sole director of the Board.

Resignation of Officers and Appointment of President and Chief Executive Officer

In connection with the Dissolution and Plan of Dissolution, on February 23, 2024, Mr. Richard A. Fair resigned as President and Chief Executive Officer of the Company, Charity D. Scripture resigned as Chief Development Officer and Charles S. Grass resigned as Principal Accounting Officer, effective as of February 23, 2024 (the “Officer Resignation Date”).

On February 23, 2024, in furtherance of the Dissolution and Plan of Dissolution, the Board appointed Dave Maggio to the position of Chief Executive Officer, effective as of the Officer Resignation Date.

Mr. Maggio, age 64, has served as a Director at Armanino in the firm’s Corporate Finance and Restructuring practice since November 2021. Previously, he was a Co-Founder of Omni Professional Services, LLC, a privately owned investor in the sporting goods industry headquartered in El Paso, Texas, and has served as an Operating Partner at CornerPost Capital Partners, LLC, a middle-market, private equity firm based in Dallas, Texas, since 2010. Mr. Maggio has served on the board of directors of TGE Industrial Services, LLC, a privately held company focused on servicing the petrochemical, refining, chemical and heavy manufacturing industries since 2013, and in late 2018, during his tenure as Chief Executive Officer, negotiated a strategic merger with an industry peer. He was previously with Price Waterhouse/PricewaterhouseCoopers Investment Banking in Houston, Texas and San Jose, California.

Mr. Maggio has over 35 years of domestic and global experience in executing financial advisory, turnaround and restructuring assignments, as well as strategically focused corporate finance and M&A projects. He focuses on serving small to mid-market companies with deals up to $250 million in the U.S., Europe and Asia. Mr. Maggio received a B.S. in Accounting from Louisiana State University and completed the Northwestern/Kellogg Business School Executive Merger & Acquisitions Program.

Mr. Maggio is not a party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K, except as set forth below:

•	In April 2023, the Company entered into an engagement letter with Armanino, where Mr. Maggio serves as a Senior Director, pursuant to which Armanino provides business operations management, consulting and other professional services to the Company in furtherance of the Plan of Dissolution. The Company has incurred fees with Armanino to date of approximately $87,000 for professional services, including a $25,000 retainer.

Consulting Agreement Amendment

The Company entered into an amendment to its consulting agreement with Mr. Fair, the Company’s former Chief Executive Officer (the “Consulting Agreement Amendment”). The Consulting Agreement Amendment extends the term of Mr. Fair’s consulting agreement from December 31, 2023 to June 30, 2024, effective as of December 31, 2023. No other changes were made to Mr. Fair’s consulting agreement, a copy of which was filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2023 and is incorporated herein by reference.

The foregoing description of the Consulting Agreement Amendment is qualified in its entirety by reference to the text of the Consulting Agreement Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Number	Description of Exhibits
10.1	Amendment to Consulting Agreement by and between the Company and Richard A. Fair, effective as of December 31, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bellicum Pharmaceuticals, Inc.

Dated: February 23, 2024	By:	/s/ Richard A. Fair
Richard A. Fair
Principal Executive and Financial Officer